Exhibit 99.1
ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 5, 2006, by and between HealthTran LLC, a Delaware limited liability company (“Buyer”), NationsHealth, Inc., a Delaware corporation (“Parent”), and United States Pharmaceutical Group, L.L.C., a Delaware limited liability company (“Seller”). Certain capitalized terms used herein shall have the meaning given such terms in Section 8.11 below.
RECITALS
A. Prior to the consummation of the transactions contemplated under this Agreement, the Seller has been engaged in a business of marketing and providing Prescription Cash Cards to cardholders in the United States (the “Business”).
B. Parent and Seller own or lease all of the assets used in the operation of the Business.
C. The Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, substantially all the assets of the Business, all on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the parties, the Seller agrees and hereby does sell, convey, assign, transfer and deliver the Assets (as defined in Section 1.2) to Buyer, free and clear of all Liens, and Buyer agrees and hereby does purchase the Assets from the Seller, free and clear of all Liens, on the Closing Date (as defined in Section 4.1) at the time and place of Closing (as defined in Section 4.1), for the consideration and in accordance with the provisions of this Article 1.
1.2 Assets. The term “Assets” means all of the Seller’s right, title and interest in and to the Business and the following assets of the Business, whether tangible, intangible or personal and wherever located (specifically excluding the Excluded Assets (as defined in Section 1.3)):
(a) the list of all customers of the Business (“Customers”) delivered to Buyer on the Closing Date (the “Customer List”);
(b) all Customer data and files setting forth, to the extent known by Seller, the names, addresses, telephone numbers, birth dates, gender and Seller’s account number, for all Customers who are identified on the Customer List (“Customer Data”), except that without limiting the scope of the covenants set forth in Sections 5.7 and 5.8, Seller may retain a copy of such Customer Data;

(c) the inventories, equipment, supplies, furniture, fixtures, improvements and other tangible assets identified on Schedule 1.2(c), including any tangible assets identified in Schedule 2.6 that are used specifically and solely in connection with the Business, and all advertising and promotional materials of the Seller relating to the Business and identified on Schedule 1.2(c) (collectively, the “Personal Property”);
(d) all contract rights with respect to the Material Contracts (as defined in Section 2.5) and purchase orders specifically and solely pertaining to the Business, including all rights under any restrictive covenants accruing to the benefit of the Business, each of which is set forth on Schedule 1.2(d);
(e) all records, files and papers specifically and solely pertaining to the Business and identified on Schedule 1.2(e) (the “Books and Records”); and
(f) all other assets identified in Schedule 1.2(f).
1.3 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Assets do not include the following (collectively, the “Excluded Assets”):
(a) cash and cash equivalents of the Business owned by Seller and on hand at the close of business on the day immediately prior to the Closing Date;
(b) all of the accounts, notes and other receivables pertaining to the Business;
(c) Seller’s rights under this Agreement, including the consideration paid to the Seller pursuant to this Agreement;
(d) the name and mark “NationsHealth, Inc.,” and “United States Pharmaceutical Group, Inc.,” the name and mark “NationsHealth,” “United States Pharmaceutical Group” “USPGI” and any name or mark including, containing, or derived from and including any of the foregoing subject to the terms and conditions of the License Agreement (as identified in Section 4.3(e));
(e) the tax records relating to the Business;
(f) employee benefit plans relating to the employees of the Business and any and all rights therein or in the assets thereof;
(g) all real property leased or owned in connection with the Business; and
(h) any assets of the Seller not otherwise included among the Assets.
1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, and regardless of whether such liability is disclosed in this Agreement, in any of the Transaction Documents or on any Schedule or Exhibit hereto or thereto, Buyer will not assume, agree to pay, perform and discharge or in any way be responsible for any debts, liabilities and obligations, of the Seller or any Affiliate of any kind or nature whatsoever, arising out of, relating to, resulting from, or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with the Business, the Assets or the Seller existing, arising or occurring on or prior to the Closing Date (the “Excluded Liabilities”). The Seller acknowledges that Buyer is purchasing the Assets and the Business as a going concern and the Seller therefore covenants and agrees to satisfy all the Excluded Liabilities at or prior to Closing or as soon as is reasonably practicable thereafter. For all of the Excluded Assets not purchased, Buyer assumes no liability associated therewith.
1.5 Purchase Price. The aggregate consideration for the Assets (the “Purchase Price”) shall be Six Million Dollars ($6,000,000.00). On the Closing Date, Buyer will pay to the Seller, by wire transfer of immediately available funds to the Seller’s designated bank account, an aggregate amount equal to the total Purchase Price.
1.6 Post-Closing Purchase Price Adjustment.
(a) As soon as practicable after first anniversary of the Closing Date, but in no event later than forty-five (45) days after the first anniversary of the Closing Date, Buyer shall prepare and deliver to Seller a certificate either (i) certifying that the number of Compensable Claims processed by Buyer for the twelve-month period following Closing Date (“Actual Volume of Compensable Claims”) was sufficient not to cause any Purchase Price Adjustment pursuant to this Section 1.6, or (ii) setting forth the Actual Volume of Compensable Claims and the Buyer’s proposed Purchase Price Adjustment (the “Post-Closing Certificate”).
(b) Seller shall have thirty (30) days to review the Post-Closing Certificate and, in connection with such review, Buyer shall provide Seller with such work papers or other supporting information as Seller may reasonably request. On or prior to the 30th day after the receipt of the Post-Closing Certificate, Seller shall deliver a written notice to Buyer specifying in reasonable detail any disputed items relating to the Post-Closing Certificate. If the Seller does not notify Buyer of any such disputed items on or prior to such 30th day, the calculations set forth on the Post-Closing Certificate shall be deemed accepted by Seller and shall be final and binding. If the Seller so notifies Buyer of any disputed items on or prior to such 30th day then: (i) any items not disputed shall be deemed accepted by Seller and shall be final and binding, and (ii) the parties shall inform a nationally recognized independent accounting firm mutually agreed to or another mutually agreed to independent accounting firm (the “Neutral Auditor”) of all such disputed items in connection with the Post-Closing Certificate.
(c) If the Seller notifies Buyer of any disputed items in connection with the Post-Closing Certificate, promptly after Buyer’s receipt of Seller’s notification, Buyer and Seller shall jointly engage the Neutral Auditor to determine the disputed items in Seller’s notification. Each of Buyer and Seller shall instruct the Neutral Auditor to use its reasonable best efforts to complete its determination within twenty (20) days of its engagement and to set forth its determination of the Actual Volume of Compensable Claims and the Purchase Price Adjustment in a written statement delivered to each of Buyer and Seller, which determination shall be final, binding and conclusive upon the parties. The costs, expenses and fees of the Neutral Auditor shall be borne equally by both Buyer and Seller.

(d) If the Purchase Price shall be reduced by any Purchase Price Adjustment, as finally determined pursuant to this Section 1.6, Seller shall pay to Buyer any Purchase Price Adjustment in cash within thirty (30) Business Days of (i) the parties’ agreement on the Actual Volume of Compensable Claims and the Purchase Price Adjustment pursuant to Subsection 1.6(b) or (ii) the Neutral Auditor’s delivery of the written statement setting forth its determination of the Actual Volume of Compensable Claims and the Purchase Price Adjustment pursuant to Subsection 1.6(c).
(e) As used herein, “Purchase Price Adjustment” means the value, “X”, as defined below (and rounded to the nearest 1/100th dollar).
“X” is to be defined according to the following formula:
X = (1.00 — A/T) x P
provided that in no event shall X exceed One Million Dollars ($1,000,000.00) and further provided that there shall be no Purchase Price Adjustment if X is a negative number.
The variables used to calculate X pursuant to the foregoing formula are defined as follows:
“A” shall mean the Actual Volume of Compensable Claims processed by Buyer during the twelve-month period following the Closing Date.
“T” shall mean 2,160,000.
“P” is the Purchase Price.
(f) Nothing in this Agreement shall be interpreted or construed so as to impose upon Buyer an obligation to operate its business in any particular manner following the Closing and it is expressly agreed and understood that Buyer need not operate its business in a manner so as to maximize the amount of the number of Compensable Claims, except that there shall be no Purchase Price Adjustment if Buyer intentionally takes any action that has a Material Adverse Effect on the Actual Volume of Compensable Claims during the twelve-month period following the Closing Date. Under no circumstances shall Buyer be obligated to make such capital contributions, investments, or loans with respect to the Assets so as to maximize the generation of Compensable Claims.
1.7 Allocation of Purchase Price. At or prior to the Closing, Buyer shall deliver to Seller a statement setting forth Buyer’s good-faith determination of the manner in which the consideration provided hereunder is to be allocated among the Assets acquired from Seller in a manner consistent with the requirement of the Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The parties will each report the federal, state and local and other tax consequences of the acquisition contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule.

ARTICLE 2
PARENT’S AND SELLER’S REPRESENTATIONS AND WARRANTIES
The Parent and Seller hereby jointly and severally represent and warrant to Buyer as of the Closing Date hereof as follows:
2.1 Organization and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Seller have the full power, right and authority to enter into and perform their obligations under this Agreement and each of the Transaction Documents to which they are parties. The execution, delivery and performance by Parent and Seller of this Agreement and each of the Transaction Documents to which they are parties have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and Bylaws of Parent and the Certificate of Formation and Operating Agreement of Seller. This Agreement and each of the Transaction Documents to which Parent and Seller are parties have been duly executed and delivered by Parent and Seller, respectively, and are the valid and binding obligations of Parent and Seller and are enforceable against Parent and Seller in accordance with their respective terms. Except as set forth on Schedule 2.1, no Consents are necessary in connection with the execution, delivery and performance by the Parent and Seller of this Agreement and the Transaction Documents to which the Parent and Seller are parties and the consummation by the Parent and Seller of the transactions contemplated hereby and thereby.
2.2 Authority. Except as set forth on Schedule 2.2, the Seller has the right to convey, and upon the consummation of the transactions contemplated by this Agreement, the Seller will have conveyed and Buyer will be vested with, good and marketable title and interest in and to the Assets being sold by the Seller hereunder, free and clear of all Liens.
2.3 Absence of Changes. Since December 31, 2005, there has been no Material Adverse Change in the Assets or the Business. Since December 31, 2005 until the date of this Agreement, other than as expressly contemplated by this Agreement, the Parent and Seller have conducted the Business in the usual and ordinary course, consistent with past practice.
2.4 Taxes. All Taxes due and payable by the Parent and Seller, as they relate to the Business, have been paid in full. The Parent and Seller have timely filed, including all applicable extensions, all federal, state, county, local and foreign Tax Returns which the Parent and Seller are required to have filed, and such Tax Returns are complete and correct in all material respects.
2.5 Material Contracts. Schedule 2.5 is a correct and complete list of every material written contract, agreement, relationship or commitment, and to the Parent’s and the Seller’s knowledge, every material oral contract, commitment, agreement, lease, or relationship, to which the Parent or the Seller is a party or by which either the Parent or Seller is bound, that solely relates to the Business or the Assets (the “Material Contracts”), correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 2.5, or which would not cause a Material Adverse Effect, the Parent and Seller are not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Parent or Seller under any of the Material Contracts, and, to the knowledge of the Parent and Seller, no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any party to any such Material Contract.
2.6 Assets. Schedule 2.6 is a correct and complete list of (a) all fixed assets owned or leased by, in the possession of, or used solely in connection with the Business and (b) all other tangible and intangible personal property, rights and assets owned or leased by, in the possession of, or used by the Parent and Seller solely in connection with the Business, which are material to the operation of the Business (except Material Contracts, leased real property and Intellectual Property), which list indicates the location of such items. The Seller has good and marketable title to, or a valid leasehold interest in, each item listed on Schedule 1.2(c), in each case, free and clear of any Liens, except for Liens for current property Taxes not yet due and payable and Liens disclosed on Schedule 1.2(c). The property listed on Schedule 2.6 constitutes all tangible or intangible property, rights and assets solely used for the conduct of the Business by the Parent and the Seller as now conducted or currently proposed to be conducted. The personal property identified on Schedule 1.2(c) is in good condition and repair, subject only to ordinary wear and tear, and none of such personal property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth in Schedule 1.2(c), none of the personal property listed on Schedule 1.2(c) is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Seller.
2.7 Litigation. Except as set forth in Schedule 2.7, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Parent and Seller, threatened against the Parent or Seller in connection with the Business or the Assets, or related to the transactions contemplated hereby, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of the Parent and Seller, is there any reasonable basis for any such action, proceeding or investigation. The Seller is not subject to any judgment, order or decree of any court or governmental agency; the Seller has not received any opinion or memorandum or legal advice from legal counsel retained by the Seller to the effect that the Seller is exposed, from a legal standpoint, to any liability which may be material to the Business; and the Parent and Seller are not engaged in any legal action to recover monies due the Parent or Seller or for Damages sustained by the Parent or Seller relating to the Assets or the Business.
2.8 Compliance with Applicable Laws. The Parent and Seller are not in violation of any law, regulation or requirement applicable to the conduct, ownership, use, occupancy or operation of the Business or the Assets, nor has the Parent or Seller received notice (written or oral) of any such violation.
2.9 Intellectual Property. Schedule 2.9 contains a complete and correct list of all patented or registered Intellectual Property owned by the Parent or the Seller used or useful in connection with the Business and all pending patent applications and applications for the registration of other Intellectual Property owned or filed by the Parent or Seller in connection with the Business. Schedule 2.9 also contains a complete and correct list of all trade or corporate names used in connection with the Business and a complete and correct list of all licenses and other rights granted by the Parent or the Seller to any third party with respect to Intellectual Property and licenses and other rights granted by any third party to the Parent or Seller in connection with the Business. Except as set forth on Schedule 2.9, (a) the Parent and Seller own and possess all right, title and interest in and to, or have a valid license to use, all of the Intellectual Property necessary for the operation of the Business as presently conducted; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made, is currently outstanding or, to the knowledge of the Parent or the Seller, threatened, and, to the knowledge of the Parent and the Seller, there is no reasonable basis for any such claim; (c) the Parent and Seller have not received any notices of, or are have knowledge of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property, nor have the Parent, the Seller, or any registered agent of the Seller received any claims of infringement or misappropriation of or other conflict with any Intellectual Property of any third party; and (d) to the knowledge of the Parent and the Seller, the Parent and the Seller have not infringed, misappropriated or otherwise violated any Intellectual Property of any third parties, and do not have knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as presently conducted.
2.10 Transaction Not a Breach. Except as set forth on Schedule 2.10, neither the execution and delivery of this Agreement and the Transaction Documents by the Parent and the Seller, nor the performance by the Parent and the Seller of the transactions contemplated hereby or thereby will:
(a) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any governmental entity or agency binding on the Parent, the Seller or the Assets, or conflict with or result in the breach of any of the terms, conditions or provisions thereof, except as could not reasonably be expected to have a Material Adverse Effect on the Parent or the Seller;
(b) constitute a default under any Material Contract listed or required to be listed on Schedule 2.5;
(c) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any lease or other Material Contract listed or required to be listed on Schedule 2.5;
(d) result in the creation or imposition of any Lien upon the Assets; or
(e) require any Consent or other action by or notice to any court or administrative or governmental body, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Parent or the Seller.
2.11 Customers. The Customer List delivered to Buyer contains a complete and accurate list of the Customers of the Business. To Seller’s knowledge, for each such Customer, the Customer Data for each Customer is correct.

2.12 Brokers, Finders, etc. No investment banker, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of the Parent or the Seller, and no such Person is entitled to any fee or commission from Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.
ARTICLE 3
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer hereby represents and warrants to the Seller as of the Closing Date as follows:
3.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2 Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement by Buyer and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Formation and Operating Agreement of Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms. Except as set forth in Schedule 3.2, Consents of or notifications to (a) any governmental entities or (b) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby or thereby.
3.3 Brokers, Finders, etc. No investment banker, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of Buyer, and no such Person is entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated by this Agreement.
ARTICLE 4
CLOSING
4.1 Time and Place. The closing of the transactions that are the subject of this Agreement (the “Closing”) shall be held as soon as practicable after the conditions of closing set forth Sections 4.2 and 4.4 are satisfied on such date or at such other place or time as the Buyer and Seller may mutually agree (the date of the Closing is hereinafter referred to as the “Closing Date”).
4.2 Seller Closing Conditions. The obligations of Seller to sell the Assets are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by the Seller:
(a) Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects (unless any such representation and warranty is qualified by a materiality standard, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except to the extent that the failure of any of such representations and warranties to be so true and correct would not materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.
(b) Each of the covenants and agreements required by this Agreement to have been performed and complied with by Buyer prior to or on the Closing Date shall have been performed and complied with in all material respects prior to or on the Closing Date.
(c) No order of any court restraining or prohibiting the consummation of the transactions contemplated hereby or by the Transaction Documents shall be in effect. No litigation shall have been instituted by any Person (including any governmental authority) seeking to prohibit, declare illegal or to enjoin the transactions contemplated hereby or by the Transaction Documents.
(d) Any required third party Consents, filings, and certificates from the Seller or any third party (including any governmental authority or agency) relating to the sale of the Assets, including, without limitation, copies of all written consents obtained in connection with the transfer of the Material Contracts, shall have been obtained.
(e) The Transaction Documents to which Buyer is a party shall have been executed and delivered by Buyer.
(f) Buyer shall have paid to Seller all amounts due and owing to Seller pursuant to the HealthTrans Master Services Agreement dated April 1, 2002, as amended (if and to the extent amended) (the “Master Services Agreement”). The parties agree that such amount due and owing is approximately $1,039,294.00.
4.3 Deliveries of the Seller. At the Closing, the Seller will execute and deliver or cause to be executed and delivered to Buyer:
(a) a duly executed Bill of Sale and Assignment and Assumption Agreement between the Buyer and the Seller, in the form of Exhibit 4.3(a) attached hereto, and such other bills of sale with respect to the Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest Buyer with full, complete and marketable right, title and interest in and to the Assets in form and substance satisfactory to Buyer;
(b) any required Consents, filings, and certificates from the Seller or any third party (including any governmental authority or agency) relating to the sale of the Assets, including, without limitation, copies of all written Consents obtained in connection with the transfer of the Material Contracts;
(c) any documents, including any UCC amendments or termination statements, necessary to release all Liens on the Assets;

(d) a duly executed Termination Agreement in the form attached hereto as Exhibit 4.3(d), pursuant to which the Buyer and Seller shall terminate the Master Services Agreement (the “Termination Agreement”);
(e) a duly executed License Agreement in the form attached hereto as Exhibit 4.3(e) (the “License Agreement”);
(f) a duly executed Master Services Agreement in the form attached hereto as Exhibit 4.3(f) (the “New MSA”);
(g) the Customer List, the Customer Data, the Books and Records, originals (or copies if originals are not reasonably available) of those Material Contracts specifically identified on Schedule 1.2(d), and each of the agreements and documents contemplated to be delivered by or entered into by Seller in connection with or pursuant to this Agreement, including without limitation each of the Transaction Documents, duly executed by such party or parties;
(h) Buyer shall have received a certificate from Seller as to the satisfaction of the conditions set forth in Section 4.4 dated the Closing Date, executed by a duly authorized officer of Seller; and
(i) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.
All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.
4.4 Buyer Closing Conditions. The obligations of Buyer to purchase the Assets are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by the Buyer:
(a) The representations and warranties in Sections 2.2 and 2.6 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date. All other representations and warranties of Seller contained herein shall be true and correct in all material respects (unless any such representation and warranty is qualified by a materiality standard, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except to the extent that the failure of any of such representations and warranties to be so true and correct would not result in a Material Adverse Effect.
(b) Each of the covenants and agreements required by this Agreement to have been performed and complied with by Seller prior to or on the Closing Date shall have been performed and complied with in all material respects prior to or on the Closing Date.

(c) Seller will have made each of the other deliveries required by Sections 4.2 and 4.4.
(d) The Assets shall be free and clear of all Liens.
(e) No order of any court restraining or prohibiting the consummation of the transactions contemplated hereby or by the Transaction Documents shall be in effect. No litigation shall have been instituted by any Person (including any governmental authority) seeking to prohibit, declare illegal or to enjoin the transactions contemplated hereby or by the Transaction Documents.
(f) Any required Consents, filings, and certificates from the Seller or any third party (including any governmental authority or agency) relating to the sale of the Assets, including, without limitation, copies of all written Consents obtained in connection with the transfer of the Material Contracts, shall have been obtained, other than from Wal-Mart Stores, Inc., which is not required as a condition; and
(g) The Transaction Documents shall have been executed and delivered by the parties thereto.
4.5 Deliveries of Buyer. At the Closing, Buyer will deliver to the Seller simultaneously with the delivery of the items referred to in Section 4.2 above:
(a) the payment of the Purchase Price as provided in Section 1.5.
(b) the payment of all amounts due and owing under the Master Services Agreement as of the Closing Date.
(c) Seller shall have received a certificate from Buyer as to the satisfaction of the conditions set forth in Section 4.2 dated as of the Closing Date, executed by a duly authorized officer of Buyer.
(d) a duly executed Termination Agreement;
(e) a duly executed License Agreement;
(f) a duly executed New MSA; and
(g) such other documents and instruments as the Seller or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.
All documents delivered to the Seller shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 5
COVENANTS
5.1 Conduct of the Business Pending the Closing. Seller covenants and agrees that, during the period commencing on the date hereof and ending at the earlier of the Closing or the termination of this Agreement pursuant to Article 6, except with the prior written consent of Buyer, or as explicitly contemplated by this Agreement, it shall use its reasonable best efforts to do the following: conduct its operations of the Business in the usual and ordinary course of business, consistent with past practice; keep available the services of its present employees, contract service providers and other suppliers, Customers and others having business relationships with it that relate to the Business to the extent within Seller’s control; preserve intact the present business organization of the Seller as it relates to the Business; and maintain the operating assets and equipment of the Business, including Intellectual Property owned or held under license by Seller in normal operating condition and repair (subject to normal wear and tear) in accordance with past practice.
5.2 Further Actions. Each of the parties covenants and agrees to act in good faith and to use its reasonable best efforts to cause all conditions to the obligations of the parties to consummate the Closing specified in Article 4 to be satisfied at or prior to the Closing Date, but only to the extent that such conditions relate to such party’s obligations, covenants, representations or warranties hereunder and under the Transaction Documents to be entered into by such party.
5.3 Right of Access.
(a) Seller shall cause its officers, directors, employees, auditors, counsel and agents to afford, upon reasonable notice, the officers, employees, auditors, counsel and agents of Buyer reasonable access during regular business hours to the Seller’s officers, employees, auditors, counsel, agents, properties, offices, and other facilities and to all of its books and records with respect to the Business and shall furnish the Buyer and its representatives with all financial, operating, and other data and information as they may reasonably request.
(b) For a period of twelve months following the Closing Date, Buyer shall provide Seller with a monthly report specifying the number of monthly Actual Volume of Compensable Claims within fifteen (15) days after the conclusion of each month.
5.4 Retention of Books and Records.
(a) Following the Closing, Buyer shall retain, until all applicable statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Business that related to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date of this Agreement and to make the same available after the Closing Date for inspection (at an office of the Buyer) and copying by Seller or its agents at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. Seller agrees that such records will be kept strictly confidential and used only for compliance with laws and governmental regulations.
(b) Following the Closing, Seller shall, and shall cause its Affiliates to, retain, until all applicable statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Business that relate to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date of this Agreement and to make the same available after the Closing Date for inspection (at an office of the Seller or any of its Affiliates) and copying by Buyer or its agents at Buyer’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. This Subsection 5.4(b) shall not limit the obligation of Seller to include in the Assets at Closing all books, records and confidential and proprietary information, relating specifically and solely to the Business that are in the possession of Seller or any of its Affiliates; provided, however, that neither Seller nor any of its Affiliates shall be obligated to include in the Assets at Closing any books, records or other information relating to the consolidated Tax Returns filed by Seller or any of its Affiliates.
5.5 Filings. As promptly as practicable following the execution and delivery of this Agreement, Seller and Buyer shall each prepare and file any required notifications and reports with any governmental authority in connection with the transactions contemplated hereby; provided, however, each party shall provide the other party at least one (1) day to review such notification or report prior to the filing thereof.
5.6 Seller’s Knowledge. The Parent and Seller agree and acknowledge that in order to assure that the Business will retain its value as a “going concern,” it is necessary that the Parent and Seller shall not undertake to utilize its present special knowledge of the Business to compete with Buyer in the Business during the Restricted Period (as hereinafter defined) after the Closing. The Parent and Seller further acknowledge that (i) Buyer has been engaged in the Business; (ii) the Seller possesses extensive knowledge and a unique understanding of the Business as well as (subsequent to the transactions contemplated by this Agreement) the proprietary and confidential information concerning Buyer and the Business; (iii) the agreements and covenants contained in Sections 5.7 through 5.13 benefiting Buyer are essential to protect Buyer and the value of the Business and are a condition precedent to Buyer’s willingness to pay for the Assets; and (iv) Buyer would be irreparably damaged if the Parent or Seller were to market or sell Prescription Cash Cards to any Person except as contemplated by this Agreement.
5.7 Use of Customer Data.
(a) Except as limited by Subsection 5.7(d), Buyer shall have the exclusive use of the Customer Data for use in connection with any of its businesses, including, without limitation (i) Pharmacy Benefit Management, (ii) Prescription Cash Cards, and (iii) mail order pharmacy services; provided, however, until after September 3, 2010, Buyer shall not use the Customer Data for marketing, advertising, selling, leasing, renting, distributing or otherwise providing respiratory medications or supplies.
(b) The Buyer agrees and acknowledges that in order to assure that the Parent and Seller Businesses will retain their value as a “going concern,” it is necessary that the Buyer shall not undertake to utilize the Customer Data following the Closing to compete with the Parent or Seller in the Parent and Seller Businesses. The Buyer further acknowledges that (i) the agreements and covenants contained in Sections 5.7 through 5.13 benefiting the Parent and Seller are essential to protect the Parent and Seller and the value of their businesses of the Parent and Seller (other than the Business) and are a condition precedent to Parent’s and Seller’s willingness to enter into this Agreement; and (ii) Parent and Seller would be irreparably damaged if the Buyer were to use the Customer Data in violation of the provisions of this Agreement.
(c) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that if Buyer consummates an Organic Change, then following the consummation of such Organic Change, the provisions set forth in Section 5.7 that restrict Buyer or its Affiliates shall be waived as to Buyer, and its successors and assigns (except for Subsection 5.7(d)(1) which shall continue to apply to all cases), and such provisions shall no longer have any force or effect as to Buyer and its Affiliates and their successors and assigns; provided, however, that the Buyer shall use commercially reasonable efforts to cause such provisions to remain in full force and effect and to be binding upon the successors and assigns of the Buyer so long as such successors and assigns are not competing with Parent, Seller or their Affiliates prior to the date of the Organic Change.
(d) Notwithstanding the sale and transfer of the Customer Data, Parent, Seller and their Affiliates shall retain the exclusive right to use, and Buyer and its Affiliates shall be prohibited from using, the Customer Data in connection with the Parent and Seller Businesses (including, without limitation, any business in competition with the Part D Services), subject to the following exceptions and qualifications:
(1) For all Diabetes Customers, Buyer and its Affiliates may only provide the Diabetes Customers with Prescription Cash Cards and no other products or services. Seller retains the exclusive right to provide all other products and services to the Diabetes Customers.
(2) With respect to each Mail Order Pharmacy sale of medications by Parent, Seller, or their Affiliates to a Customer (excluding sales to Diabetes Customers or Specialty Pharmacy Products), Seller shall pay to Buyer an administrative fee equal to $3.00 for each 30-day period covered by such mail order.
(3) Buyer and its Affiliates shall not use the Customer Data in connection with sales of health or insurance products or services to Customers over the age of sixty-five (65).
Seller agrees not to provide Pharmacy Benefit Management services to Customers on the Customer List, except to the extent necessary and incidental to the Parent and Seller Businesses.
5.8 Non-Compete.
(a) For a period beginning at Closing and continuing for five (5) years from and after the Closing Date (“Restricted Period”), Parent and Seller shall not, and shall ensure that Parent and Seller and their Affiliates do not, directly or indirectly, engage in the Business in the U.S. (the “Restricted Territory”); provided that it shall not be deemed to be a violation of this Section 5.8(a) for Parent, Seller or their Affiliates to: (i) perform its obligations under this Agreement pursuant to Section 5.14; (ii) market and sell products and services utilizing the Customer Data as provided in Subsections 5.7(d) and (e); (iii) invest in or own any interest in Buyer, any of its Affiliates or any of their respective successors or assigns; or (iv) own, in the aggregate, an interest of less than five percent (5%) of the shares of any company traded on a national securities exchange or in the over the counter market.
(b) Without limiting the generality of the provisions of Subsection 5.8(a), the Parent, Seller and their Affiliates shall be deemed to be engaging in a Business in violation of Section 5.8(a), if Parent, Seller or their Affiliates is a shareholder, member, investor, trustee, principal, or partner of, or manager for, a Person which is engaged in the Business, or if the Parent, Seller or their Affiliates receives any compensation or remuneration in exchange for products or services provided to aid such Person’s operation or engagement in the Business, except as otherwise expressly allowed under Subsection 5.8(a)(i) through (iv).
(c) Notwithstanding anything to the contrary contained in this Agreement, the parties agree that if Parent consummates an Organic Change, then following the consummation of such Organic Change, the provisions set forth in Sections 5.7 and 5.8 that restrict Parent, Seller or their Affiliates shall be waived as to Parent, Seller and their Affiliates, and their successors and assigns, and such provisions shall no longer have any force or effect as to Parent, Seller, their Affiliates and their successors and assigns; provided, however, that the Parent and Seller shall use commercially reasonable efforts to cause such provisions to remain in full force and effect and to be binding upon the successors and assigns of the Parent and Seller, so long as such successors and assigns are not competing with Buyer or its Affiliates prior to the date of the Organic Change.
5.9 Interference with Relationships.
(a) During the Restricted Period, the Parent, Seller and their Affiliates shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, solicit or encourage any present or future customer or supplier of the Business or Buyer to terminate or otherwise alter his, her, or its relationship with Buyer.
(b) During the Restricted Period, the Buyer and its Affiliates shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, solicit or encourage any present or future customer or supplier of the Parent, Seller or their Affiliates (other than in connection with the operation of the Business after the Closing Date) to terminate or otherwise alter his, her, or its relationship with Parent, Seller or their Affiliates.
5.10 Confidential Information.
(a) During the Restricted Period and thereafter, Parent and Seller shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of the Parent or Seller or any third party, any Confidential Information. Notwithstanding the foregoing, this provision shall not restrict Parent’s or Seller’s use or disclosure of Confidential Information as contemplated by Section 5.7 following the Closing.

(b) During the Restricted Period and thereafter, Buyer shall keep secret and retain in strictest confidence, and shall not (other than in connection with the Business), without the prior written consent of Parent and Seller, furnish, make available or disclose to any third party or use for the benefit of the Buyer (other than in connection with the Business) or any third party, any Confidential Information obtained from the Parent or Seller. Notwithstanding the foregoing, this provision shall not restrict Buyer’s use or disclosure of Confidential Information as contemplated by Section 5.7 following the Closing.
(c) As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of, Buyer, the Business, or the Seller, as applicable, including, but not limited to, information relating to financial statements, Customer identities, Customer Data, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, or other proprietary information used by Buyer in connection with the Business, or used by Seller, as applicable; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the Seller or Buyer, as applicable. The parties acknowledge that the other party’s Confidential Information is vital, sensitive, confidential and proprietary to such other party.
5.11 Remedies.
(a) The Parent and Seller acknowledge and agree that the covenants set forth in Article 5 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if the Parent or Seller breach any of the terms of said restrictive covenants applicable to Parent or Seller, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. The Parent and Seller accordingly agree that in the event of any actual or threatened breach by the Seller of any of the covenants set forth in Article 5 applicable to Parent or Seller, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any Damages which it is able to prove.
(b) The Buyer acknowledges and agrees that the covenants set forth in Article 5 are reasonable and necessary for the protection of Parent’s and Seller’s business interests, that irreparable injury will result to Parent and Seller if the Buyer breaches any of the terms of said restrictive covenants applicable to Buyer, and that in the event of actual or threatened breach of any such restrictive covenants, Parent and Seller will have no adequate remedy at law. The Buyer accordingly agrees that in the event of any actual or threatened breach by the Seller of any of the covenants set forth in Article 5 applicable to Buyer, Parent and Seller shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any Damages which it is able to prove.

(c) If any court of competent jurisdiction shall at any time deem the Restricted Period too long or the restricted territory too large, the other provisions of this Article 5 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Restricted Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or the Restricted Territory to permissible duration or size.
5.12 Further Post-Closing Actions of Parent and Seller. Parent and Seller shall, at any time and from time to time after the Closing, and notwithstanding any knowledge of the Buyer at the time of the execution of this Agreement or the Closing, upon the request of the Buyer, (i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, transfers, conveyances, assignments, powers of attorney or assurances as may be required to transfer, assign, convey and grant to Buyer all of the Assets in accordance with the terms hereof, (ii) use commercially reasonable efforts to transfer the 1-800 telephone numbers used for the Business to the Buyer, (iii) use commercially reasonable efforts to effectuate the assignment of the Participating Pharmacy Agreement between Parent and Wal-Mart Store, Inc., dated February 1, 2005, and (ii) take such other actions as the Buyer may reasonably request in order to carry out the intent of this Agreement or to enable Buyer to commence initial operations of the Business. Parent and Seller shall take any and all reasonable actions that may be necessary to prevent any Person from having recourse against any of the Assets or against Buyer (as transferee thereof) with respect to any Excluded Liabilities.
5.13 Liability for Transfer Taxes and Fees. Buyer shall be responsible for, and shall pay when due and payable, all sales, transfer, use or other similar Taxes imposed as a result of the sale to Buyer pursuant to this Agreement. Buyer shall be responsible for, and shall pay when due and payable, all recording, transfer and other similar taxes and fees payable as a result of the filing or recording of any document or instrument of conveyance or transfer contemplated by this Agreement.
5.14 Post-Closing Marketing Efforts.
(a) For a term of five (5) years after the Closing Date, which term shall be automatically renewed for consecutive, additional one (1) year periods, unless either party has given ninety (90) days notice of termination prior to the expiration of the initial or renewal term as applicable (the “Joint Marketing Term”), Seller shall actively promote and market the Business on behalf of Buyer pursuant to the terms and conditions hereof. The specific marketing activities to be taken by the Parent and Seller shall be mutually agreed upon from time to time by the parties. As of the Closing Date, the specific marketing and promotional activities of the Parent and Seller are set forth in Schedule 5.14 attached hereto. Schedule 5.14 may be amended from time to time as the parties may agree. The parties further agree to establish mutually agreed upon processes for meeting and exchanging information relating to a review of past and current marketing and promotional activities pursuant to this Subsection 5.14(a) including, but not limited to, marketing efforts metrics, as well as new proposed marketing and promotional activities pursuant to this Subsection 5.14(a), including, but not limited to, reviews of specific marketing plans, materials, and processes. The parties agree that Seller’s activities under this Subsection 5.14(a) are subject to all applicable laws, including without limitation, “HIPAA”, and nothing herein shall be deemed to require Seller to engage in any activities in violation of any such laws.
(b) During the Joint Marketing Term, Buyer shall use reasonable efforts to introduce the Parent and Seller and the Parent and Seller Businesses to Buyer Clients for the purposes of promoting Parent and Seller and the Parent and Seller Businesses. Such introductions shall be in the form of a letter, telephone call, email, or other communication for each Buyer Client as may be mutually agreed upon by the parties from time to time.
ARTICLE 6
TERMINATION
6.1 General. This Agreement may be terminated by written notice prior to the Closing as follows:
(a) by the mutual written consent of Seller and Buyer at any time prior to the Closing;
(b) by either Seller or Buyer after September 30, 2006, if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such parties, then the breaching party may not terminate this Agreement pursuant to this Section;
(c) by Seller in the event of any material breach of this Agreement by Buyer, which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching party;
(d) by Buyer, in the event of any material breach of this Agreement by Seller which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching party;
(e) by either Seller or Buyer in the event of an order of any court restraining or prohibiting the consummation of the transactions contemplated in this Agreement shall be issued and not discharged within sixty (60) days of the entry thereof; and
(f) by either Seller or Buyer in the event that the conditions set forth in Section 4.2 or Section 4.4 shall have become incapable of being satisfied, and shall not have been waived by Buyer or Seller, as applicable; provided that the party seeking to terminate is not in material breach of this Agreement.
6.2 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article 6, this Agreement (other than this Section 6.2, Section 8.1, Section 8.2, Section 8.7, Section 8.8, and Section 8.13) shall become void and of no further force and effect and there shall be no liability on the part of any party as a result of any such termination; provided, however, that, notwithstanding any such termination, each party shall be liable to the other parties for any Damages arising from any breach of this Agreement prior to such termination.

ARTICLE 7
INDEMNIFICATION
7.1 Indemnification by Buyer. From and after the Closing, subject to the further provisions of this Article 7, Buyer shall indemnify, hold harmless and defend Parent, Seller, their Affiliates, and their respective directors, officers, employees, consultants, shareholders, members, managers, partners, agents and representatives of each of them, and all successors and assigns of the foregoing (the “Seller Indemnified Parties”), against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out any misrepresentation or the breach of any representation, warranty, covenant or agreement by Buyer contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder). Notwithstanding anything to the contrary contained in this Agreement, (a) the Seller Indemnified Parties shall not be entitled to indemnification from the Buyer unless and until the aggregate amount of Damages suffered by the Seller Indemnified Parties exceeds an amount equal to $100,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible, and (b) the aggregate amount of Damages recoverable by the Seller Indemnified Parties shall not exceed $1,000,000 (the “Indemnity Cap”).
7.3 Indemnification by Parent and Seller. From and after the Closing, subject to the further provisions of this Article 7, Parent and Seller shall jointly and severally indemnify, hold harmless and defend Buyer, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, managers, partners, agents and representatives of each of them, and all successors and assigns of the foregoing (the “Buyer Indemnified Parties”), against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of any misrepresentation or the breach of any representation, warranty, covenant or agreement by Parent or Seller contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder) or arising out of the Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, (a) the Buyer Indemnified Parties shall not be entitled to indemnification from the Parent or Seller unless and until the aggregate amount of Damages suffered by the Buyer Indemnified Parties exceeds an amount equal to the Deductible, and then only to the extent such Damages exceed the Deductible; (b) the aggregate amount of Damages recoverable by the Buyer Indemnified Parties shall not exceed the Indemnity Cap; and (c) Damages suffered by the Buyer Indemnified Parties shall not include any amounts that are otherwise reflected in the determination of the Purchase Price Adjustment pursuant to Section 1.6.
7.5 Defense of Claims. All rights of a Person to indemnification under this Article 7 shall be asserted and resolved as follows:
(a) Promptly after receipt by a Person entitled to indemnification under Section 7.1 or Section 7.2 (an “Indemnified Party”) of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Person or Persons to whom the Indemnified Party is entitled to look for indemnification (the “Indemnifying Party”) of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is materially prejudiced thereby.
(b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article 7 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party’s election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded, based on the written opinion of its outside legal counsel, that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party and would make representation of both parties by the same counsel inappropriate (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party’s behalf), (ii) the Indemnifying Party shall have abandoned or failed to diligently pursue the defense of such claim within a reasonable time after notice of the institution of such claim, or (iii) the Indemnifying Party shall authorize in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. If an Indemnifying Party assumes the defense of a claim, the Indemnified Party shall provide all reasonable cooperation to the Indemnifying Party in its defense of such claim, including the retention of and provision to the Indemnifying Party of documentation relevant to such claim (including copies of all relevant notices, complaints, pleadings and demands) and, upon the request of the Indemnifying Party, making employees available on a mutually convenient basis. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld or delayed); provided that the Indemnifying Party may compromise or settle such claim without the Indemnified Party’s consent so long as (a) there is a release of all liability of the Indemnified Party with respect to such claim and (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party. In no event shall the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any claim as to which such Indemnified Party has sought or may seek indemnification under this Agreement without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).
(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim and the amount thereof (if known). The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party and the Indemnifying Party shall negotiate in good faith for twenty (20) Business Days to resolve such claim. If the claim is not resolved by the end of such period, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 7.1 or Section 7.2, subject to the provisions of Section 8.8.
7.7 Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, and the completion of the transactions contemplated herein for a period ending on the date that is eighteen (18) months after the Closing Date.
7.8 Materiality. For purposes of this Article 7, any inaccuracy in any representation or warranty shall be determined without regard to any materiality or “Material Adverse Effect” or similar qualification and any qualification or requirement that a matter be or not be “reasonably expected” to occur.
7.9 Mitigation. The party entitled to indemnification under this Article 7 shall take all commercially reasonable efforts to mitigate all indemnifiable Damages upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages hereunder.
7.10 Exclusive Remedy. Except for (i) the Purchase Price Adjustment set forth in Section 1.6, or (ii) any claims resulting from a violation of Article 5, this Article 7 provides the sole and exclusive remedy for the breach of this Agreement.
ARTICLE 8
MISCELLANEOUS
8.1 Notices, Consents, etc. Any notices, consents or other communication required to be sent or given hereunder by either party shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.
(a)	If to the Seller:

NationsHealth, Inc. 13650 N.W. 8th Street Sunrise, Florida 33325 Attn: Timothy Fairbanks

with a copy to:

McDermott Will & Emery LLP 201 S. Biscayne Blvd., 22nd Floor Miami, FL 33131 Attn: Ira J. Coleman

(b)	If to Buyer:

HealthTran, LLC 6061 South Willow Drive, Suite 125 Greenwood Village, CO 80111 Attn: Lou Hutchison

with a copy to:

Grimshaw & Harring, PC 1700 Lincoln St., Suite 3800 Denver, Colorado 80203 Attn: Paul J. Hanley
Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) days after the date of mailing if sent by certified or registered mail, (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier or (iv) the next succeeding Business Day after transmission by facsimile.
8.2 Public Announcements. No party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto. To the extent reasonably feasible, any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made jointly by the parties, including, without limitation, any post-closing notice to Customers for which Buyer shall obtain Seller’s approval, which shall not be unreasonably withheld.
8.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.
8.4 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on the parties only if such amendment or waiver is set forth in a writing executed by both parties. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
8.5 Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.
8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.
8.7 Expenses. Except as paid prior to the date hereof or otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.
8.8 Construction; Mediation. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. If either party has a claim against the other party, a written description of such claim shall be provided to such other party and a good faith effort to resolve the problem through non-binding mediation in accordance with the applicable rules of the American Arbitration Association (but such meditation shall not be conducted by the American Arbitration Association itself) shall be made by both parties prior to proceeding to litigation. Each party shall bear its own costs incurred in such mediation, and the parties shall equally defray the mediator’s fees. Any negotiations pursuant to this section shall be confidential, shall take place for no more than three (3) consecutive days, and will be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.
8.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
8.10 Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement will not be assignable or delegable by either party without the prior written consent of the other party.
8.11 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
“Affiliate” means an affiliate as defined in Rule 405 under the Securities Act of 1933, as amended, and includes any past and present Affiliate of a Person.
“Business Day” means any day of the year not a Saturday or Sunday on which national banking institutions in Miami, Florida are open to the public for conducting business and are not required or authorized to close.
“Buyer Clients” means all Program Sponsor clients of Buyer during the term of this Agreement who have entered into agreements with Buyer regarding prescription drug benefit plans utilizing Prescription Cash Cards for plan participants.
“Compensable Claims” shall mean all transactions wherein a Prescription Cash Card is used and for which a processing fee per transaction is charged by Buyer. For purposes of this definition of Compensable Claims, the term “Prescription Cash Cards” shall include only those that are either (i) issued by Seller prior to the Closing Date, or (ii) issued by Buyer or its Affiliates on or after the Closing Date to cardholders as a result of Seller’s efforts and performance under the terms and conditions of Section 5.14 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any governmental authorization).
“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
“Diabetes Customers” shall mean those Customers of the Business who are identified on the Customer List as having purchased insulin pumps, glucose monitors, test strips, or any other products, supplies, or services relating to diabetes from Seller at any time prior to, or on, the Closing Date.
“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, and the goodwill associated with the foregoing; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom; inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship, copyrightable material, and websites and web pages; (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical, and know how information, business plans and initiatives, marketing plans, product and services roadmaps, white papers or strategy documents, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) computer software, data files, source and object codes, user interfaces, manuals, databases and other software-related specifications and documentation; (vi) telephone numbers, domain names and uniform resource locators; (vii) mask works; (viii) moral rights; and (ix) claims, causes of action and defenses relating to the enforcement of any of the foregoing.
“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.
“Material Adverse Change” means any change giving rise to a Material Adverse Effect.
“Material Adverse Effect” means (i) any one or more events, circumstances, conditions or changes which have, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations, or prospects of the Business or the Assets, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of Seller to effect the Closing or to perform any of their material obligations under this Agreement or any of the Transaction Documents; provided that any events, circumstances, conditions, changes or effects resulting from (a) changes in U.S. or worldwide economic conditions generally, (b) general changes in U.S. securities markets (except to the extent that such changes have a materially disproportionate effect on the Business), or (c) changes in general conditions in the pharmaceutical industry shall not be taken into account in determining the existence of a Material Adverse Effect.
“Organic Change” means a transaction, whether by sale, lease, assignment, transfer, or other conveyance of all or substantially all of the assets or equity securities of a Person, or any consolidation, merger, share exchange, stock or equity securities sale, or similar transaction, or by reclassification or other change involving substantially all of the capital or equity securities of a Person.
“Parent and Seller Businesses” shall mean all of the businesses of the Parent and Seller (other than the Business) specifically including marketing, advertising, selling, leasing, renting, distributing, or otherwise providing the following products and services: (i) drugs and medications through mail-order pharmacy (“Mail Order Pharmacy”), (ii) insulin pumps, glucose monitors, test strips, and any other products, supplies, or services relating only to Diabetic Customers, (iii) ostomy supplies, (iv) pharmaceutical products and services under Medicare Part D on behalf of Connecticut General Life Insurance Company, pharmacy benefit managers, or any other insurance companies, if Seller or its Affiliates is under a contractual obligation either now or in the future to provide such products and services (“Part D Services”); and (v) specialty pharmacy products and services consisting of the specialized delivery and administration of injectable and infusion therapies that are typically either (a) high cost, (b) administered in a home or outpatient setting, or (c) used to treat chronic diseases with low prevalence, as well as other medications that require special handling and distribution, but specifically excluding immunizations, insulin, or non-injectable medications (“Specialty Pharmacy Products”).
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).
“Pharmacy Benefit Management” shall mean pharmacy benefit management and administration, including (as the same relate to pharmacy benefit administration services) claims processing adjudication, plan implementation, consulting services, pharmacy network management, mail service pharmacy, eligibility management, customer services, data reporting, drug utilization, formulary management and contracting (evaluating formulary status, negotiation of contracts with manufactures, procurement, disbursements of rebates, and utilization management), enforcement of therapy guidelines and drug principles, communication with physicians, pharmacists and patients regarding therapy guidelines and drug principles, management of payments and associated financial transactions, and account administration.

“Prescription Cash Cards” shall mean non Medicare endorsed discount prescription electronic cash cards that assure participating pharmacies or other prescription drug providers will provide discounted pricing to cardholders and typically will remit administrative fees to a claims processor.
“Program Sponsor” shall mean clients who have entered into agreements with Buyer regarding issuing Prescription Cash Cards for plan participants on behalf of the client.
“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto).
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.
8.12 Entire Agreement. This Agreement, the Preamble and all the Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.
8.13 Third parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
8.14 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principals, consistently applied, and (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and the term “including” shall mean by way of example and not by way of limitation.
8.15 Knowledge.
Where any representation or warranty of the Parent and Seller contained in this Agreement is expressly qualified by reference “to the knowledge of,” it refers to the knowledge of the Parent and Seller as to the existence or absence of facts that are the subject of such representations and warranties, it being understood that the Parent and Seller have not made any other independent investigation or consulted with any outside third parties.
Where any representation or warranty of the Buyer contained in this Agreement is expressly qualified by reference “to the knowledge of,” it refers to the knowledge of the Buyer as to the existence or absence of facts that are the subject of such representations and warranties, it being understood that the Buyer has not made any other independent investigation or consulted with any outside third parties.
8.16 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

PARENT:

NATIONSHEALTH, INC.

By:	/s/ Glenn M. Parker

Name:	Glenn M. Parker

Its:	Chief Executive Officer

SELLER:

UNITED STATES PHARMACEUTICAL GROUP, L.L.C.

By:	/s/ Glenn M. Parker

Name:	Glenn M. Parker

Its:	Chief Executive Officer

BUYER:

HEALTHTRAN, LLC

By:	/s/ Louis W. Hutchison, Jr.

Name:	Louis W. Hutchison, Jr.

Its:	President